UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2013

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 30, 2013, PowerSecure International, Inc., a Delaware corporation (the “Company”), through its wholly-owned subsidiary Innovative Electronic Solutions Lighting, LLC, a Delaware limited liability company (“IES”), sold certain assets, consisting of substantially all of IES’s manufacturing equipment and parts inventory, to Anuva Services, Inc., a North Carolina corporation. The sale of assets was in furtherance of the Company’s previously announced efforts to restructure and realign its operations to increase operating margins in its energy efficiency product and service lines in light of several recent acquisitions. The Company’s recent acquisition of Solais Lighting, Inc., a Delaware corporation, provided advanced manufacturing and sourcing capabilities which enabled the company to streamline its operations and sell its IES manufacturing equipment and parts inventory.

The Company continues to move forward with its previously disclosed plans to integrate and streamline the operations and product offerings within its energy efficiency product area primarily, and to a lesser extent other areas of the Company. These activities include eliminating certain duplicative facilities, re-sourcing from certain of its energy efficiency suppliers, reducing the number of energy efficiency product offerings, and streamlining its organization. The sale of assets by IES is part of these integration and streamlining activities.

The Company currently expects that this restructuring will result in a total charge in the range of approximately $4 to $6 million during the fourth quarter 2013 and the first quarter of 2014. In addition, this restructuring may result in additional charges related to goodwill or intangible impairment, the amount of which, if any, is not determinable at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: January 6, 2014

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